UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2020

BROADMARK REALTY CAPITAL INC.
(Exact name of registrant as specified in its charter)

Maryland	001-39134	84-2620891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Fifth Avenue, Suite 2000
Seattle, WA 98101
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (206) 971-0800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act of 1933, as amended:

Title of each class	Trading Symbols	Name of each exchange on which registered

Common stock, par value $0.001 per share	BRMK	New York Stock Exchange

Warrants, each exercisable for one fourth (1/4th) share of Common Stock at an exercise price of $2.875 per one fourth (1/4th) share	BRMK WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act of 1934, as amended. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Awards

On February 3, 2020, Broadmark Realty Capital Inc. (the “Company”) granted restricted stock unit awards (“RSUs”) to Jeffrey B. Pyatt, the Company’s President and Chief Executive Officer, and David Schneider, the Company’s Chief Financial Officer, in the following amounts:

Executive Officer	Number of Shares Subject to RSU Award

Jeffrey B. Pyatt	95,694

David Schneider	48,000

The number of shares subject to Mr. Pyatt’s award was determined by dividing $1,000,000 by $10.45, which was the reference price (the “Reference Price”) utilized in the business combination of the legacy Broadmark commercial real estate finance entities and Trinity Merger Corp. to determine the number of shares that holders of the legacy Broadmark funds would receive at closing of the business combination (the “Business Combination”).  Pursuant to the terms of Mr. Schneider’s employment agreement, the number of shares subject to Mr. Schneider’s RSU award was determined by dividing $600,000, which was the value of RSUs agreed to be awarded to Mr. Schneider pursuant to his employment agreement, by $12.50, the closing price of shares of the Company’s common stock on February 3, 2020, the grant date.

One-third of Mr. Pyatt’s RSUs will vest on November 14, 2020 (the first anniversary of the date of completion of the Business Combination) and the remaining two-thirds will vest in equal monthly installments over the 24-month period ending on November 14, 2022 based on Mr. Pyatt’s continued employment through each vesting date, such that the RSUs are fully vested on November 14, 2022.  Mr. Schneider’s RSUs will vest in one-third increments on each of the first three anniversaries of December 9, 2019 (the date that Mr. Schneider commenced his employment with the Company) based on Mr. Schneider’s continued employment through each vesting date, such that the RSUs are fully vested on December 9, 2022.

Also on February 3, 2020, the Company granted Joseph L. Schocken, non-executive Chairman of the Company’s Board of Directors, RSUs for 95,694 shares of Company common stock, which award was contemplated by his Consulting Agreement.  The 95,694 shares subject to the RSUs vested in full on February 3, 2020.

Additionally, on February 3, 2020, the Company granted RSUs for 8,613 shares of the Company’s common stock to each director other than Mr. Pyatt and Mr. Schocken. These awards to the independent directors were determined by dividing $90,000 by the Reference Price, and will fully vest based on the independent director’s continued service through November 14, 2020.

The form of RSU award agreement utilized for awards to each of the aforementioned parties is attached hereto as Exhibit 10.1 and incorporated by reference.

The RSUs described above were awarded under the Broadmark Realty Capital Inc. 2019 Stock Incentive Plan (the “Plan”).  All RSUs awarded will be settled upon vesting in shares of Company common stock.  If (i) the recipient becomes disabled and the recipient’s employment or service is terminated as a result, (ii) the recipient dies during the vesting period, or (iii) solely with respect to Mr. Pyatt and Mr. Schneider, the recipient’s employment is terminated without Cause (as defined in the Plan) in connection with or within 24 months following a Change in Control (as defined in the Plan), then the vesting of the RSUs will fully accelerate as of the date of termination of employment.

Dividend equivalents will not be paid on RSUs granted to executive officers and directors until settlement of those RSUs in shares of Company common stock.  The RSUs described herein were approved by the Compensation Committee of the Board of Directors of the Company and were awarded under the Broadmark Realty Capital Inc. 2019 Stock Incentive Plan.

In addition, the Company also granted RSUs for an aggregate of 502,394 shares of Company common stock to non-executive officer employees of the Company.

Amendment to Joanne Van Sickle’s Employment Agreement

As previously disclosed on a Current Report on Form 8-K filed on January 10, 2020, Joanne Van Sickle, the Company’s Controller, advised the Company that she intended to retire on or about January 31, 2020.  In lieu of retiring at such time, Ms. Van Sickle agreed to continue as a part time employee, and she is expected to enter into a first amendment to her employment agreement (the “First Amendment”) providing for such part time employment.  The First Amendment is expected to modify her employment agreement to, among other things, provide for the following:

•	for Ms. Van Sickle to serve as an hourly accounting employee on a part-time basis effective February 1, 2020, devoting no more than ten hours per week to the business and affairs of the Company;

•	pay her an hourly rate of $90 per hour in regular installments in accordance with the Company’s general payroll practices;

•	an April 30, 2020 termination date of her employment; and

•
eliminating her rights to receive bonuses, vacation, termination benefits under certain circumstances and welfare benefits; provided that she may continue existing health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 at her own cost.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Form of Restricted Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADMARK REALTY CAPITAL INC.

	By:	/s/ David Schneider
Name: David Schneider
Title: Chief Financial Officer

Date: February 7, 2020